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                                                                   EXHIBIT 10.14


                                 TBC CORPORATION

                           DIRECTOR'S FEES RESOLUTIONS
                          ADOPTED BY BOARD OF DIRECTORS
                                 AUGUST 9, 2002


     RESOLVED, that effective September 1, 2002, the fee payable to directors who are not employees of the Corporation for attendance at a meeting of the Board or a committee of which they are a member shall be increased from $750 ($375 in the case of telephonic meetings) per meeting of the Board or committee to $1,000 ($500 in the case of telephonic meetings) per meeting of the Board or committee.

     FURTHER RESOLVED, that effective September 1, 2002, a director who serves as the Chairman of the Audit Committee or as the Chairman of the Compensation Committee shall be paid an additional fee of $6,000 per year, payable quarterly, for service as the Committee Chairman.

     FURTHER RESOLVED, that the fair market value of restricted shares granted on the date of each Annual Meeting of Stockholders to each director who is not an employee of the Corporation be, and it is hereby, increased from $5,000 to $10,000.

     FURTHER RESOLVED, that in order to give effect to the preceding resolution,
Section 10(a) of the 1989 Stock Incentive Plan shall be, and it is hereby, amended to read as follows:

          (a) Grant of Restricted Shares to Eligible Directors. On the date of the 1989 Meeting and on the date of each Meeting thereafter while the Plan is in effect (each such date is hereinafter referred to as a "Grant Date"), the Company shall grant to each then Eligible Director a number of Restricted Shares determined by dividing $5,000 (in the case of Grant Dates prior to 2003) or $10,000 (in the case of Grant Dates occurring in 2003 and thereafter) by the Fair Market Value of a Share on the Grant Date (rounded to the nearest whole Share).





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